UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

FULL HOUSE RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On November 6, 2014, Full House Resorts, Inc. (the “Company”) issued the following new release.

Certain of the statements contained in the following release may be deemed to be solicitation material in respect of the proposed director nominations made by a small group of stockholders (the “Proposals”). In connection with the Proposals, the Company may file relevant materials, including other soliciting materials, with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO CAREFULLY READ ALL SUCH SOLICITING MATERIAL IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any solicitation materials and any other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://www.fullhouseresorts.com/investors.php.

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES THREE AND NINE-MONTH RESULTS FOR THE
PERIOD ENDED SEPTEMBER 30, 2014

Las Vegas, Nevada – November 6, 2014 – Full House Resorts (NASDAQ: FLL) today announced results for the three-month and nine-month periods ended September 30, 2014.  Net loss attributable to the Company for the three months ended September 30, 2014 was $0.8 million or $0.04 per common share, compared to net loss of $2.2 million or $0.11 per common share, in the prior-year period.  Excluding a $1.7 million settlement loss in the third quarter of 2014 and a $4.0 million goodwill impairment loss related to Stockman’s Casino in the third quarter of 2013, Adjusted Net Income, net of tax effect, attributable to the Company per common share would have been $0.02 and $0.02 respectively.

Third Quarter 2014 Highlights and Subsequent Events

●	Adjusted EBITDA, as defined below, for the third quarter of 2014 was $5.2 million versus $5.3 million in the prior-year period.

●
The Company’s Rising Star Casino Resort in Rising Sun, Indiana recorded revenue of $13.4 million in the third quarter of 2014 as compared to revenue of $17.0 million in the prior-year period.  Adjusted EBITDA for the third quarter of 2014 was $1.7 million versus $1.1 million in the prior-year period benefitting from reduced gaming taxes and significantly lower operating costs resulting from strong cost control efforts.

●
The Company’s Silver Slipper Casino in Hancock County, Mississippi recorded net revenue of $12.1 million in the third quarter of 2014 as compared to revenue of $13.0 million in the prior-year period. Adjusted EBITDA for the third quarter of 2014 was $1.7 million versus $2.5 million in the prior-year period due to construction disruption and continued economic weakness in the Gulf Coast market.

●
Northern Nevada net revenues for the third quarter 2014 were flat with prior year at $7.2 million.  Adjusted EBITDA for the third quarter of 2014 was $2.5 million, an increase from $2.3 million in the prior-year period.

●
On October 22, 2014, the Company’s Board of Directors authorized management to initiate a process for the sale of the Company.  The Company is continuing the sale process and has no update at this time.

●
On October 28, 2014, a group of dissident minority stockholders (the “Dissident Stockholders”) of the Company filed a definitive consent solicitation statement seeking to call a special meeting to appoint their nominees to the Company’s board of directors and to make changes to the Company’s bylaws.  The Company continues to encourage stockholders not to support the disruptive actions taken by the Dissident Stockholders.

●
The Company previously had been exploring potential gaming opportunities in Kentucky through a partnership with Keeneland Association, Inc.  Recent events have caused the Company and Keeneland to evaluate the nature and scope of their ongoing relationship.   The Company and Keeneland are in discussions as to terms and conditions under which we may terminate the agreement between us and Keeneland.

“While we continue to face strong competitive and economic headwinds, we are encouraged by the improved results we achieved this quarter.  Strong cost containment measures put in place earlier this year coupled with gaming tax relief that commenced on July 1, 2014 at our Rising Star property, helped us overcome the persistent regional gaming revenue weaknesses that we continue to experience” stated Andre Hilliou, Chairman and Chief Executive Officer of Full House Resorts.  Mr. Hilliou continued, “As we continue to pursue a sale of the Company, as previously announced, our goal is to maximize shareholder value.”

Third Quarter 2014 Results

For the quarter ended September 30, 2014, the Company reported total net revenue of $32.9 million, down from $37.4 million in the prior-year period.  The decrease was primarily attributable to the decline in revenues at the Rising Star Casino Resort, as a result of increased competition in Ohio.

Operating expenses for the third quarter 2014 were $30.3 million compared to $34.7 million in the prior-year period.  The decrease was driven by $4.1 million in cost reductions at the Rising Star Casino Resort, $0.2 million of cost reductions at the Silver Slipper Casino and a $0.1 million in cost reductions at the Northern Nevada operations.

Operating income for the third quarter of 2014 was $2.7 million compared to operating loss of $1.2 million in the prior-year period.

Adjusted EBITDA, as defined below, was $5.2 million for the third quarter of 2014 versus $5.3 million in the prior-year period.

In addition, third quarter of 2014 results include $1.6 million of interest costs compared to $1.8 million in the prior-year period, primarily due to reduced Company debt and a negotiated decrease of one percent on the first lien credit facility in August 2013 partially offset by a one percent increase on the second lien credit facility beginning in July 2014.

Net loss for the third quarter 2014 was $0.8 million or $0.04 per common share, compared to net loss of $2.2 million, or $0.11 per common share, in the prior-year period.  Excluding a $1.7 million settlement loss in the third quarter of 2014 and a $4.0 million goodwill impairment loss related to Stockman’s Casino in the third quarter of 2013, Adjusted Net Income, net of tax effect, attributable to the Company per common share in the third quarter of 2014 would have been $0.02 and $0.02 respectively.

Nine Month 2014 Results

For the nine months ended September 30, 2014, the Company reported total revenue of $94.7 million, compared to total revenue of $113.3 million in the prior-year period, primarily as a result of additional competition in Ohio, adverse weather conditions in the first quarter of 2014 and continued weakness in regional gaming revenues.

Operating expenses for the nine months ended September 30, 2014, excluding the non-cash impairment charge at Rising Star and goodwill impairment loss related to Stockman’s Casino in the prior-year period, were $92.2 million compared to $105.4 million for the nine months ended September 30, 2013.  The Company recorded $0.2 million of stock compensation expense for the nine months ended September 30, 2014, compared to $0.6 million in the prior-year period.

Adjusted EBITDA, as defined below, for the nine months ended September 30, 2014 was $10.4 million compared to Adjusted EBITDA in the prior-year period of $15.5 million.

In addition, for the nine months ended September 30, 2014, results include $4.7 million of interest costs compared to $5.6 million in the prior-year period, primarily due to reduced Company debt and a negotiated decrease of one percent on the first lien credit facility in August 2013 partially offset by a one percent increase on the second lien credit facility beginning in July 2014.

The Company reported a net loss of $0.55 per common share for the nine months ended September 30, 2014 which includes a non-cash impairment charge, as compared to a net loss of $0.09 per common share which also includes a non-cash impairment charge for the prior-year period.  Excluding the $1.7 million settlement loss in the third quarter of 2014, a non-cash impairment charge of $11.5 million and the $0.4 million in acquisition expenses, the net loss for the nine months ended September 30, 2014, net of tax, would have been $0.08 per common share.  Excluding the $4.0 million non-cash impairment charge in 2013, the net income for the nine months ended September 30, 2013, net of tax, would have been $0.05 per common share.

Liquidity and Capital Resources

As of September 30, 2014, the Company had $16.0 million in cash and equivalents and $59.5 million outstanding on its first and second lien credit facilities.

Conference Call Information

The Company will host a conference call and webcast today at 11:00 AM EST.

The conference call can be accessed live over the phone by dialing 1-888-572-7025 or for international callers by dialing 1-719-457-2697.  A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 9799233.  The replay will be available until Thursday, November 13, 2014.  The conference call can also be accessed live by webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section.

Selected unaudited Statements of Operations data for the three months ended September 30 (in thousands),

2014

	Casino Operations

	Northern		Gulf	Development/	Corporate	Consolidated
	Nevada	Midwest	Coast	Management

Net revenues	$7,134	$13,399	$12,111	$273	$-	$32,917
Selling, general and administrative expense	1,377	3,950	4,265	-	995	10,587
Depreciation and amortization	209	766	1,419	-	4	2,398
Impairment loss	-	-	-	-	-	-
Operating income (loss)	2,254	884	317	201	(999)	2,657
Net income (loss)	1,474	320	200	42	(2,802)	(766)

2013
	Casino Operations

	Northern		Gulf	Development/	Corporate	Consolidated
	Nevada	Midwest	Coast	Management

Net revenues	$7,164	$17,001	$12,964	$313	$--	$37,442
Selling, general and administrative expense	1,477	4,316	4,434	--	1,006	11,233
Depreciation and amortization	172	749	1,573	--	4	2,498
Impairment loss	(4,000)	--	--	--	--	(4,000)
Operating income (loss)	(1,834)	359	971	291	(1,011)	(1,224)
Net income (loss)	(1,211)	745	639	(451)	(1,873)	(2,151)

Selected unaudited Statements of Operations data for the nine months ended September 30 (in thousands),
2014
	Casino Operations

	Northern		Gulf	Development/	Corporate	Consolidated
	Nevada	Midwest	Coast	Management

Net revenues	$16,543	$40,188	$36,879	$1,067	$-	$94,677
Selling, general and administrative expense	4,182	11,647	12,466	-	3,341	31,636
Depreciation and amortization	639	2,306	4,207	-	13	7,165
Impairment loss	-	(11,547)	-	-	-	(11,547)
Operating income (loss)	3,207	(11,357)	1,789	659	(3,353)	(9,055)
Net income (loss)	2,103	(7,724)	1,165	447	(6,330)	(10,339)

2013
	Casino Operations

	Northern		Gulf	Development/	Corporate	Consolidated
	Nevada	Midwest	Coast	Management

Net revenues	$17,692	$54,413	$40,044	$1,123	$--	$113,272
Selling, general and administrative expense	4,474	13,090	13,729	--	4,280	35,573
Depreciation and amortization	529	2,222	4,146	--	9	6,906
Impairment loss	(4,000)	--	--	--	--	(4,000)
Operating income (loss)	74	3,358	3,708	1062	(4,289)	3,913
Net income (loss)	49	2,382	2,429	46	(6,523)	(1,617)

Reconciliation of Adjusted EBITDA for the three months ended September 30 (in thousands),

Quarter ended September 30, 2014	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Operating income (loss)	$2,254	$884	$317	$201	$(999)	$2,657

Add Back:
Stock Compensation	-	-	-	-	59	59
Severance	-	52	-	-	17	69
Silver Slipper acquisition costs expensed	-	-	-	-	-	-
Kentucky Project costs expensed	-	-	-	1	-	1
Tunica Project costs expensed	-	-	-	57	-	57
Depreciation and amortization	209	766	1,419	-	4	2,398
Adjusted EBITDA	$2,463	$1,702	$1,736	$259	$(919)	$5,241

Quarter ended September 30, 2013	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Operating income (loss)	$(1,834)	$359	$971	$291	$(1,011)	$(1,224)

Add Back:
Impairment	4,000	-	-	-	-	4,000
Stock Compensation	-	-	-	-	36	36
Kentucky Project costs expensed	-	-	-	11	-	11
Depreciation and amortization	172	749	1,573	-	4	2,498
Adjusted EBITDA	$2,338	$1,108	$2,544	$302	$(971)	$5,321

Reconciliation of Adjusted EBITDA for the nine months ended September 30 (in thousands),

2014	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Operating income (loss)	$3,207	$(11,357)	$1,789	$659	$(3,353)	$(9,055)

Add Back:
Impairment	-	11,547	-	-	-	11,547
Stock Compensation	-	-	-	-	210	210
Severance costs	-	100	-	-	17	117
Kentucky Project costs expensed	-	-	-	11	-	11
Tunica Project costs expensed	-	-	-	399	-	399
Depreciation and amortization	640	2,305	4,207	-	13	7,165

Deduct:
Silver Slipper acquisition costs expensed	-	-	-	(8)	-	(8)
Adjusted EBITDA	$3,847	$2,595	$5,996	$1,061	$(3,113)	$10,386

2013	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Operating income (loss)	$74	$3,358	$3,708	$1,062	$(4,289)	$3,913

Add Back:
Stock Compensation	-	-	-	-	586	586
Kentucky Project costs expensed	-	-	-	44	-	44
Impairment	4,000	-	-	-	-	4,000
Severance costs	10	22	-	-	-	32
Depreciation and amortization	529	2,222	4,146	-	9	6,906

Deduct:
Silver Slipper acquisition costs expensed	-	-	-	(9)	-	(9)
Adjusted EBITDA	$4,613	$5,602	$7,854	$1,097	$(3,694)	$15,472

Reconciliation of Adjusted Net Income for the three months ended September 30 (in thousands),

Quarter ended September 30, 2014 (in thousands)	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Net Income (Loss)	$1,474	$320	$200	$42	$(2,802)	$(766)

Add Back:
Majestic settlement loss	-	-	-	-	1,700	1,700
Fitz Tunica Project costs	-	-	-	57	-	57

Deduct:
Tax Effect	-	-	-	(20)	(595)	(615)
Adjusted Income (Loss)	$1,474	$320	$200	$79	$(1,697)	$376

Quarter ended September 30, 2013 (in thousands)	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Net Income (Loss)	$(1,211)	$745	$639	$(451)	$(1,873)	$(2,151)

Add Back:
Goodwill Impairment	4,000	-	-	-	-	4,000

Deduct:
Tax Effect	(1,400)	-	-	-	-	(1,400)
Adjusted Income (Loss)	$1,389	$745	$639	$(451)	$(1,873)	$449

Reconciliation of Adjusted Net Income for the nine months ended September 30 (in thousands),

2014	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Net Income (Loss)	$2,103	$(7,724)	$1,165	$447	$(6,330)	$(10,339)

Add Back:
Majestic settlement loss	-	-	-	-	1,700	1,700
Fitz Tunica Project costs	-	-	-	399	-	399
Impairment	-	11,547	-	-	-	11,547

Deduct:
Tax Effect	-	(4,042)	-	(139)	(595)	(4,776)
Adjusted Income (Loss)	$2,103	$(218)	$1,165	$706	$(5,225)	$(1,469)

2013	Casino Operations Nevada	Casino Operations Mid-West	Casino Operations Gulf Coast	Development / Management	Corporate	Consolidated

Net Income (Loss)	$49	$2,382	$2,429	$46	$(6,523)	$(1,617)

Add Back:
Goodwill Impairment	4,000	-	-	-	-	4,000

Deduct:
Tax Effect	(1,400)	-	-	-	-	(1,400)
Adjusted Income (Loss)	$2,649	$2,382	$2,429	$46	$(6,523)	$983

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues
Casino	$31,709	$36,912	$90,863	$110,257
Food and beverage	5,320	5,790	15,665	17,783
Hotel	1,314	1,059	3,830	3,127
Management fees	273	313	1,066	1,123
Other operations	1,116	1,205	2,766	3,190
Gross revenues	39,732	45,279	114,190	135,480
Less promotional allowances	(6,815)	(7,837)	(19,513)	(22,208)
Net revenues	32,917	37,442	94,677	113,272

Operating costs and expenses Casino	14,099	17,481	43,763	52,416
Food and beverage	2,170	1,981	6,492	6,041
Hotel	214	166	537	457
Other operations	720	1,285	2,185	3,905
Project development and acquisition costs	72	22	407	61
Selling, general and administrative	10,587	11,233	31,636	35,573
Depreciation and amortization	2,398	2,498	7,165	6,906
	30,260	34,666	92,185	105,359
Operating losses
Impairment loss	--	(4,000)	(11,547)	(4,000)

Operating income (loss)	2,657	(1,224)	(9,055)	3,913
Other expense
Interest expense	(1,614)	(1,847)	(4,702)	(5,615)
Settlement loss	(1,700)	--	(1,700)	--
Other (expense) income	(61)	15	(68)	(6)
Other expense, net	(3,375)	(1,832)	(6,470)	(5,621)
Loss before income tax benefit	(718)	(3,056)	(15,525)	(1,708)
Income tax expense (benefit)	48	(905)	(5,186)	(91)
Net loss	$(766)	$(2,151)	$(10,339)	$(1,617)

Net loss per common share	$(0.04)	$(0.11)	$(0.55)	$(0.09)

Weighted-average number of common shares outstanding	18,876,681	18,750,681	18,873,725	18,736,604

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities throughout the country.  The Rising Star Riverboat Casino in Rising Sun, Indiana has 35,000 square feet of gaming space with approximately 926 slot and video poker machines and 30 table games.  The property includes 294 hotel rooms, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions.  The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with approximately 940 slot and video poker machines, 26 table games, and the only live Keno game on the Gulf Coast.  The property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars.  Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with approximately 265 gaming machines, four table games and a keno game.  The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, the ability to refinance indebtedness, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky.  Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, it’s Form 10-K for the most recently ended fiscal year.

Participants in the Solicitation

The Company and its directors, executive officers and other employees and persons may be deemed to be “participants” in the solicitations of proxies from the Company’s stockholders in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the Proposals and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 10, 2014 (the “Annual Report”) and other materials to be filed with the SEC. To the extent holdings of the Company’s securities have changed since the amounts printed in the Annual Report, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Reconciliation of non-GAAP Financials

We define EBITDA as net income (loss) plus (i) interest expense, net, (ii) provision for taxes and (iii) depreciation and amortization.  We define Adjusted EBITDA as EBITDA, as further adjusted to eliminate the impact of certain non-recurring and non-cash items that we do not consider indicative of our ongoing operating performance.  These further adjustments are itemized above.  We define Adjusted Net Income as net income as adjusted to eliminate settlement losses, project costs, goodwill impairment and tax effects.  Although Adjusted EBITDA and Adjusted Net Income are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity.  We utilize Adjusted EBITDA and Adjusted Net Income internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations, which we believe is useful information to investors.  Accordingly, management excludes from core operating performance analysis items such as those relating to impairment loss or acquisition costs, stock-based compensation, loss on derivatives, gain on a sale of a joint venture and certain non-cash activities that management believes are not reflective of such ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Net Income are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the Adjusted EBITDA and Adjusted Net Income figures is presented above.  However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.  You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.  In evaluating Adjusted EBITDA and Adjusted Net Income, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation.  Our presentation of Adjusted EBITDA and Adjusted Net Income should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

# # #
For further information, contact:

Mark Miller, Chief Operating Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

or

Dan Foley
ICR
203-604-4553
investors@fullhouseresorts.com